Exhibit 10.3

INSERT THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 17 day of April, 2008, by and among INSERT THERAPEUTICS, INC., a Delaware corporation (the “Company”), Arrowhead Research Corporation (“Arrowhead” or, an “Investor”) and each of the other investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and all of which, together with Arrowhead, are referred to as the “Investors”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, and the Investors have entered into that certain Investors’ Rights Agreement, dated as of June 4, 2004, as amended by that certain Amendment No. 1 to Investors’ Rights Agreement, dated as of March 30, 2005, by and among the Company and certain of the Investors, and as amended by that certain Amendment No. 2 to Investors’ Rights Agreement, dated as of October 25, 2006, by and among the Company and certain of the Investors together with that certain Joinder Agreement, dated as of October 25, 2006, by and among the Company and certain of the Investors (collectively, the “Original Agreement”), which governs, among other things, the rights of certain of the Investors to cause the Company to register shares of the Company’s Common Stock held or issuable to such Investors;

WHEREAS, the Company is a party to that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of 14, 2008, by and between the Company and Calando Pharmaceuticals Inc. (“Calando”), pursuant to which Calando shall merge with and into the Company (the “Merger”) and the Company shall survive as the surviving corporation (the “Surviving Corporation”);

WHEREAS, pursuant to the terms of the Merger Agreement and the transactions that are contemplated thereby, (i) all outstanding shares of Preferred Stock of the Company shall have been, prior to the consummation of the Merger and the execution of this Agreement, converted (the “Company Recapitalization”) into shares of the Company’s Common Stock (the “Company Investors’ Common Stock”), (ii) all outstanding warrants to purchase Series D Preferred Stock of the Company shall have been, prior to the consummation of the Merger and prior to the execution of this Agreement, converted into warrants to purchase shares of the Company’s Common Stock (the “Company Investors’ Warrants”); (iii) all outstanding shares of Series A Preferred Stock of Calando, (all of which, for greater certainty, are held by Arrowhead), shall have been, prior to the consummation of the Merger and the execution of this Agreement, converted (the “Calando Recapitalization”) into shares of Calando Common Stock (the “Arrowhead Conversion Common Stock”); (iv) at the consummation of the Merger, Arrowhead is to receive, pursuant to the terms of the Merger Agreement, shares of the Company’s Common Stock in exchange for the Arrowhead Conversion Common Stock and for the shares of Calando Common Stock held by it prior to the Calando Recapitalization (such shares, the “Arrowhead Merger Consideration Common Stock”) and (v) in the Merger, the California Institute of Technology is to receive pursuant to the terms of the Merger Agreement shares of the

Company’s Common Stock in exchange for the shares of Calando Common Stock held by it prior to the consummation of the Merger (the “Caltech Merger Consideration Common Stock”);

WHEREAS, the Merger Agreement provides that, as a condition to the consummation of the Merger, the Company and the Investors are to enter into this Agreement to amend and restate the Original Agreement in order to, among other things, provide the Investors, as holders of either the Company Investors’ Common Stock, the Company Investors’ Warrants, the Arrowhead Merger Consideration Common Stock or the Caltech Merger Consideration Common Stock, with certain registration rights as set forth herein;

WHEREAS, pursuant to Section 6.7 of the Original Agreement, such Original Agreement may be amended with the written consent of the Company and the holders of a majority Registrable Securities (as defined in the Original Agreement) then outstanding;

WHEREAS, the Company and the Investors desire to amend and restate the Original Agreement pursuant to Section 6.7 thereof as set forth herein; and

WHEREAS, at the consummation of the Merger, (i) the Company shall change its name to “Calando Pharmaceuticals, Inc.” as the Surviving Corporation in the Merger, and (ii) and all references to “the Company” in Section 1 through Section 5 below shall de deemed to refer to “Calando Pharmaceuticals, Inc” from and after the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Company and the Investors hereby agree that the Original Agreement shall be superseded and replaced in its entirety by this Agreement, effective immediately prior to the consummation of the Merger, such that, immediately prior to the consummation of the Merger, the parties shall have no further rights or obligations under the Original Agreement, and all parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1 The term “Affiliate” shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

1.2 “Arrowhead” refers to Arrowhead Research Corporation, a Delaware corporation.

1.3 The term “Common Stock” shall mean shares of the common stock of the Company, par value $0.0001 per share.

1.4 The term the “Company” shall mean, immediately prior to the consummation of the Merger, Insert Therapeutics, Inc. and shall mean, upon the consummation of the Merger and for purposes of Section 1 through Section 5 of this Agreement, Calando Pharmaceuticals, Inc. as the Surviving Corporation in the Merger and as the new name of the Company following the Merger.

1.5 The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7 The term “GAAP” shall mean generally accepted accounting principles.

1.8 The term “Holder” shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 5.2 hereof.

1.9 The Term “Immediate Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

1.10 The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

1.11 The term “IPO” means the Company’s first underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

1.12 The term “Investor” means the Investors listed on Schedule A hereto.

1.13 The term “Major Investor” means, any Investor that, together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization effected after the date hereof).

1.14 The term “New Securities” shall mean equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities.

1.15 The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.16 The term “Registrable Securities” means (i) the Company Investors’ Common Stock, (ii) the Arrowhead Merger Consideration Common Stock and the Caltech Merger Consideration Common Stock, (iii) shares of Common Stock which are issued pursuant to the exercise of the Company Investors’ Warrants, and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses (i), (ii) and (iii) above, excluding in all cases, however, (a) any Registrable Securities sold by a Holder in a transaction in which such Holder’s rights under Section 2 hereof are not assigned, (b) any shares for which registration rights have terminated pursuant to Section 2.14 of this Agreement, or (c) registered or sold to the public either pursuant to a registration statement or SEC Rule 144.

1.17 The term “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

1.18 A “Sale of the Company” means (A) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing fifty percent (50%) or more of the outstanding voting power of the Company, (B) a merger or consolidation in which the Company or a wholly owned subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except (i) any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a majority owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation (majority owner) of such surviving or resulting corporation and (ii) the Merger and the transactions contemplated by the Merger Agreement shall not constitute a Sale of the Company; or (C) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Company.

1.19 The term “SEC” means the Securities and Exchange Commission.

1.20 The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.21 The term “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.

1.22 The term “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.23 The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.24 The term “Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) 3 years after the date of this Agreement or (ii) 180 days after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders in excess of fifty percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities then outstanding then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders;

(ii) as soon as practicable, and in any event within 60 days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.1(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 5.6; and

(iii) use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3(e))

enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration

(i) pursuant to this Section 2.1:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(B) After the Company has effected two registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(C) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below; or

(D) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, or

(ii) pursuant to any other provision of this Agreement:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(B) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate, signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investors after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5). A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than 75% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 5.6, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.3 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible,

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of the Company or an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.

2.6 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 hereof for each Holder (which right may be assigned as provided in Section 5.2 hereof), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company subject to the limitations set forth below. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the Company’s IPO in which case the selling Holders may be excluded beyond this amount if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the

Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superceded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise and shall survive the termination of this Agreement.

2.10 Reports Under Exchange Act. With a view to making available to the Holders the benefits of Sec Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.11 Form S-3 Registration. In case the Company shall receive from Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2 million; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve month period, and, provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.11; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (6) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 2.2 hereof.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

(d) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.11 and the Company shall include such information in the written notice referred to in subsection 2.11(a). The provisions of subsection 2.1(b) shall be applicable to such request (with the substitution of Section 2.11 for references to Section 2.1).

2.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder.

2.13 “Market Stand-Off’ Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.13 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than five percent (5%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s IPO are intended to be third-party beneficiaries of this Section 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 2.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to 100,000 shares of the Company’s Common Stock.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.14 Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of an underwritten public offering of the Company’s securities of which was not less than $8.00 per share (adjusted to reflect stock dividends, stock splits or recapitalizations after the date hereof) and resulting in aggregate proceeds (prior to underwriting commissions and offering expenses) of at least twenty million dollars ($20,000,000).

(b) In addition, the right of any Holder to exercise any right provided for in this Section 2, including the right to request registration or inclusion in a registration, shall terminate on such date after the closing of the first Company-initiated registered public offering of the Company’s Common Stock as all shares of Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) may immediately be sold under SEC Rule 144 during any ninety (90) day period.

3. Right of First Offer.

3.1 Right of First Offer. Subject to the terms and conditions specified in this Section 3.1, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Major Investor in accordance with the following provisions of this Section 3.1. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate.

(a) The Company shall deliver a notice, in accordance with the provisions of Section 5.6 hereof, (the “Offer Notice”) to each of the Major Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company, within twenty (20) calendar days after mailing of the Offer Notice, each of the Major Investors may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Common Stock issued and held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held by all Fully-Exercising Investors who wish to purchase such unsubscribed shares.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in subsection 3.1(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 3.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 3.1.

(d) The right of first offer in this Section 3.1 shall not be applicable to: (i) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement, or arrangement approved by the Board of Directors of the Company; (ii) shares of Common Stock issued in an IPO; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof; (iv) securities issued in connection with any stock split or stock dividend of the Company; (v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or (vi) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily capital raising purposes and provided that at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding twelve month period do not exceed one percent (1%) of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities); or (vii) the issuance of up to an aggregate of 500,000 shares of Common Stock, or the grant of options or warrants therefor, in connection with any present or future borrowing, line of credit, leasing or similar financing arrangement approved by the Board of Directors of the Company, including a majority of the members of the Board of Directors who are not employees of the Company or any subsidiary.

(e) In lieu of complying with the provisions of this Section 3.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date of receipt of such notice to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage ownership position, calculated as set forth in subsection 3.1(b) prior to giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date of notice to the Major Investors.

3.2 Termination. The provisions of this Section 3 shall terminate (i) immediately prior to the consummation of an IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act; or (iii) upon a Sale of the Company approved by the Board of Directors of the Company, whichever event shall first occur.

4. Information and Observation Rights.

4.1 Information and Inspection Rights. The Company shall provide any Major Investor owning Company capital stock representing twenty percent (20%) or more of the outstanding voting power of the Company with all of the information, documents and access to employees or directors as reasonably requested by such Major Investor to prepare and timely file all regulatory filings, which include, but is not limited to, the following list within the specified time frames, as may be reasonably revised from time to time by notice from the Major Investor in accordance with the provisions of Section 5.6; provided, that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company; provided, further, Arrowhead is not deemed to be, and will not be deemed to be, a competitor of the Company (i) so long as it owns capital stock representing in excess of fifty percent (50%) of the outstanding voting power of the Company, or (ii) by virtue of its incubation funding or management of companies engaged in therapeutics:

(a) The Company shall deliver to each such Major Investor as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a balance sheet and income statement as of the last day of such year; a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto which may be required in accordance with GAAP) and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) The Company shall deliver to each such Major Investor as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter;

(c) The Company shall deliver to each such Major Investor as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investor to calculate its percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(d) The Company shall deliver to each such Major Investor as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement, an unaudited profit or loss statement;

(e) The Company shall deliver to each such Major Investor as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f) The Company shall deliver to each such Major Investor, with respect to the financial statements called for in subsections (a), (b) and (d) of this Section 4.1, an instrument executed by the Chief Financial Officer and President or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustment;

(g) The Company shall deliver to each such Major Investor such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor or any assignee of the Major Investor may from time to time reasonably request, provided however, that the Company shall not be obligated under this subsection (g) or any other subsection of Section 4.1 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(h) If for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries; and

(i) Notwithstanding anything else in this Section 4.1 to the contrary, except as reasonably required for a Major Investor to satisfy its regulatory filings, and, in such case, with any disclosure relating to the Company subject to the Company’s reasonable approval without undue delay, the Company may cease providing the information set forth in this Section 4.1 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of the registration effecting the IPO; provided that the Company is actively employing its reasonable best efforts to cause such registration statement to become effective.

4.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Major Investor, provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or would adversely affect the attorney-client privilege between the Company and its counsel.

4.3 Observer Rights. As long as a Major Investor owns shares representing at least twenty percent (20%) and not more than fifty percent (50%) of the outstanding voting power of the Company, the Company shall invite a representative of such Major Investor to attend all regular meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets or a conflict of interest, or if such Major Investor or its representative is a competitor of the Company (as defined in Section 4.1).

4.4 Termination of Information, Inspection and Observer Covenants. The covenants set forth in Section 4.1, Section 4.2 and Section 4.3 shall terminate and be of no further force or effect (i) immediately prior to the consummation of an IPO, (ii) when the Company first becomes-subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, or (iii) a Sale of the Company, whichever event shall occur first.

4.5 Confidentiality. Each Major Investor agrees that such Major Investor will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.5 by such Major Investor), (ii) is or has been independently developed or conceived by the Major Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Major Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Major Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective investor of any Registrable Securities from such Investor as long as such prospective investor agrees to be bound by the provisions of this Section 4.5, (c) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Major Investor in the ordinary course of business, or (d) as may otherwise be required by law (including without limitation disclosure of financial and other information required to be made in regulatory filings by Arrowhead), provided that the Major Investor takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that at least some of the Major Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Major Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

5. Miscellaneous.

5.1 Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Transfers of Rights. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Each Investor shall have the right to transfer or assign the registration rights described herein along with the transfer of such Investor’s Registrable Securities, provided that in any such case the Company is given written notice prior to the time of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities and rights to be transferred at least fifteen days prior to its effectiveness, and provided further, that the transferee or assignee assumes in writing prior to such transfer or assignment, any and all obligations of the Investor with respect to such securities and rights.

5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, without regard to its principles of conflicts of laws.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at theft address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.6.

5.7 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

5.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 3 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 5.8 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Any party may agree to waive or amend its own rights hereunder with respect to the Company or another party without the, necessity of obtaining the consent or agreement of any other party.

5.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.11 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other prior written or oral agreement, or contemporaneous written or oral agreement, relating to the subject matter hereof existing between the parties are expressly canceled.

5.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

INSERT THERAPEUTICS, INC., a Delaware corporation

By:	James Hamilton

James Hamilton, President

Address:	129 North Hill Street, Suite 104
Pasadena, CA 91106

INVESTORS:

ARROWHEAD RESEARCH CORPORATION, a Delaware corporation

By:	Christopher Anzalone

Christopher Anzalone, CEO & President

Address:	201 South Lake Avenue, Suite 703
Pasadena, CA 91101